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                                                                      Exhibit 21

                        Subsidiaries of the Registrant


Subsidiaries as of September 15, 1998:



Beringer Vineyards (Europe) S.A. (Swiss Corp.)
Beringer Wine Estates Sales Co. (California Corp.)
Beringer Foreign Sales Corporation (Barbados Corp.)
Cork Processors, Inc. (Delaware Corp.)
North Napa Land Co. (Delaware Corp.)
Premium Land, Inc. (Delaware Corp.)


And the Operating Company:

Beringer Wine Estates Company (Delaware Corp.)